As filed with the U.S. Securities and Exchange Commission on February 23, 2024
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PFIZER INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-5315170
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
66 Hudson Boulevard East
New York, New York 10001-2192
(Address of Principal Executive Offices)
Pfizer Inc. 2019 Stock Plan
(Full Title of the Plan)

Margaret M. Madden
Senior Vice President and Corporate Secretary,
Chief Governance Counsel
Pfizer Inc.
66 Hudson Boulevard East
New York, New York 10001-2192
(Name and Address of Agent for Service)

(212) 733-2323
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Pfizer Inc. (the “Company” or the “Registrant”) completed the acquisition of Seagen Inc. (“Seagen”) on December 14, 2023 (the “Acquisition”). In compliance with the exemption from shareholder approval provided by New York Stock Exchange Listing Rule 303A.08 and the terms of Section 4(d) of the Pfizer Inc. 2019 Stock Plan (the “Plan”), the Company assumed the share reserves available under the Seagen Inc. Amended and Restated 2007 Equity Incentive Plan, on an as-converted basis to shares of common stock, par value $0.05 per share, of the Company (the “Common Stock”), and added such share reserves to the Plan.
This Registration Statement on Form S-8 is being filed by the Registrant to register the offer and sale of an additional 67,734,387 shares of Common Stock, which were added to the share reserves available under the Plan in connection with the Acquisition as described above.
With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.
PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this registration statement and as required by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission ("SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Attention: Margaret M. Madden, Senior Vice President and Corporate Secretary, Chief Governance Counsel, Pfizer Inc., 66 Hudson Boulevard East, New York, New York 10001-2192, (212) 733-2323.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.       Incorporation of Documents by Reference
We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this registration statement. We are incorporating by reference:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024;
•our Current Report on Form 8-K filed(not furnished) on January 10, 2024; and
•the description of our Common Stock contained in the registration statement on Form 8-A, which we filed with the SEC on October 6, 1997 to register such securities under the Exchange Act, including all amendments and reports for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities
Not applicable.
Item 5.   Interests of Named Experts and Counsel
The validity of the securities has been passed upon by Margaret M. Madden, our Senior Vice President and Corporate Secretary, Chief Governance Counsel. Ms. Madden beneficially owns shares of our Common Stock and certain rights to acquire shares of our Common Stock pursuant to stock appreciation rights.
Item 6.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified against all expenses in connection therewith or resulting therefrom.
Our Restated Certificate of Incorporation provides that the liability of the Company’s directors to the Company or its stockholders shall be eliminated to the fullest extent permitted by the DGCL as amended from time to time. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such provision becomes effective.
Pursuant to Article V, Section 1 of our By-Laws, we will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by our By-Laws. We also maintain insurance coverage relating to certain liabilities of directors and officers.
Item 7.   Exemption from Registration Claimed
Not applicable.

Item 8.   Exhibits

Exhibit Numbers	Description

4.1	Pfizer Inc. Restated Certificate of Incorporation dated December 14, 2020, incorporated by reference from the Company’s Current Report on Form 8-K filed on December 14, 2020

4.2	By-Laws of Pfizer Inc., as amended December 9, 2022, incorporated by reference from the Company’s Current Report on Form 8-K, filed on December 13, 2022

4.3	Pfizer Inc. 2019 Stock Plan, incorporated by reference from the Company’s Definitive Proxy Statement on Form DEF14A, filed on March 14, 2019

*5.1	Opinion of Margaret M. Madden, Esq.

*23.1	Consent of Margaret M. Madden, Esq. (included as part of Exhibit 5.1 hereto)

*23.2	Consent of KPMG LLP for Pfizer Inc.

*24.1	Power of Attorney (included as part of signature page of this registration statement)

*107	Filing Fee Table
_________________
* Filed herewith
Item 9.   Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of February, 2024.
PFIZER INC.
By:     /s/ Margaret M. Madden
Name: Margaret M. Madden
Senior Vice President and Corporate Secretary, Chief Governance Counsel

POWER OF ATTORNEY
    Each person whose signature appears below hereby constitutes and appoints Douglas M. Lankler and Margaret M. Madden and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALBERT BOURLA	Chairman, Chief Executive Officer and Director	February 20, 2024
Albert Bourla	(Principal Executive Officer)

/S/ DAVID M. DENTON	Chief Financial Officer, Executive Vice President	February 20, 2024
David M. Denton	(Principal Financial Officer)

/S/ JENNIFER B. DAMICO	Senior Vice President and Controller	February 20, 2024
Jennifer B. Damico	(Principal Accounting Officer)

/S/ RONALD E. BLAYLOCK	Director	February 21, 2024
Ronald E. Blaylock

/S/ SUSAN DESMOND-HELLMANN	Director	February 21, 2024
Susan Desmond-Hellmann

/S/ JOSEPH J. ECHEVARRIA	Director	February 20, 2024
Joseph J. Echevarria

/S/ SCOTT GOTTLIEB	Director	February 21 2024
Scott Gottlieb

/S/ HELEN H. HOBBS	Director	February 20, 2024
Helen H. Hobbs

/S/ SUSAN HOCKFIELD	Director	February 20, 2024
Susan Hockfield

/S/ DAN R. LITTMAN	Director	February 20, 2024
Dan R. Littman

/S/ SHANTANU NARAYEN	Director	February 20, 2024
Shantanu Narayen

/S/ SUZANNE NORA JOHNSON	Director	February 20, 2024
Suzanne Nora Johnson

/S/ JAMES QUINCEY	Director	February 21, 2024
James Quincey

/S/ JAMES C. SMITH	Director	February 20, 2024
James C. Smith